Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:  Phillip G. Creek
      Senior Vice President, Chief Financial Officer
                  M/I Homes, Inc.
                  (614) 418-8011

M/I Homes Announces Record Results and
Tenth Consecutive Record Year

Columbus, Ohio (February 2, 2006) - M/I Homes, Inc. (NYSE:MHO) announced record results for the fourth quarter and year ended December 31, 2005. This represents the Company’s tenth consecutive year of record results.

Net income for the fourth quarter was an all-time quarterly high of $41.3 million, or $2.84 per diluted share, compared to $24.5 million or $1.70 per diluted share for the fourth quarter of 2004. These increases of 68% and 67% respectively were primarily the result of a 140 basis point improvement in gross margins and a 35% increase in homes delivered when compared to the same period of 2004. For the year ended December 31, 2005, net income and diluted earnings per share reached records of $100.8 million and $6.93, increasing 10% and 9% over 2004’s $91.5 million and $6.35, respectively.

As previously reported, the Company delivered a record 1,616 homes in the fourth quarter compared to 1,200 in 2004. Homes delivered for the twelve months ended December 31, 2005 decreased slightly to 4,291 from 4,303 in 2004. Annual new contracts of 4,314 were also slightly lower than 2004’s 4,333. New contracts for the fourth quarter decreased 2% to 901 from 2004’s 922, with active subdivisions increasing to 150 at year end.

Year-end backlog, both in units and sales value, was the highest in the Company’s 29-year history. Backlog of homes at December 31, 2005 reached 2,807 units with sales value increasing 19% to $954 million compared to 2004’s year-end. The backlog of homes at December 31, 2004 was 2,688 units with a sales value of $800 million. The average sales price of homes in backlog at December 31, 2005 rose to a record-high $340,000, which is a 14% increase over 2004’s year-end average sales price of $298,000.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “We are pleased to announce our tenth consecutive year of record results - reaching new highs in revenue, net income, diluted earnings per share and year-end backlog. In particular and as expected, our fourth quarter represented the strongest quarter in M/I’s 29-year history. Our average sales price for 2005 was 11% higher than a year ago and our margins continued to be strong with gross margins of 25.2% and operating margins of 13.0%. Our shareholders’ equity is approaching $600 million and our book value per share increased 20% from 2004 to $41. During 2005, we improved our capital structure with the issuance of $200 million of Senior Notes and increased our bank line availability to $725 million. We also improved and diversified our land position, as planned - purchasing $320 million of land in 2005.”

Mr. Schottenstein continued, “We continue to make significant progress in our geographic diversification strategy with 70% of our year end backlog in Florida, North Carolina and Washington, D.C. In addition, during 2006, we plan to increase our active communities to 175 by year end, with all of the net new communities being in our higher growth markets. We are excited about our future and expect 2006 to be our eleventh consecutive record year. The year is off to a good start with January new contracts reaching a record level and increasing 25% over January 2005. For the year, we plan to deliver approximately 5,000 homes and produce record diluted earnings per share of approximately $7.55 - $7.75, an increase of approximately 10% over 2005’s $6.93. Our projected results for 2006 include an after tax expense of approximately $3.0 million, or $0.21 per diluted share for the implementation of FAS 123R, Accounting for Share-Based Payments.”

The Company will broadcast live its earnings conference call today at 4:00 p.m. EST. To hear the call, log on to the M/I Homes’ website at mihomes.com click on the “Investor Relations” section of the site, and select “Listen to the Conference Call.” The call, along with any applicable reconciliation of non-GAAP financial measures, will continue to be available on our website through February 2007.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having sold nearly 64,000 homes. The Company’s homes are marketed and sold under the trade names M/I Homes, Showcase Homes and Shamrock Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Tampa, Orlando and West Palm Beach, Florida; Charlotte and Raleigh, North Carolina; Delaware; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this Press Release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities and various governmental rules and regulations, as more fully discussed in the Risk Factors section in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. All forward-looking statements made in this Press Release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this Press Release will increase with the passage of time. The Company undertakes no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

M/I Homes, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004

Revenue	$507,770	$349,278	$1,347,646	$1,174,635

Net income	$ 41,315	$ 24,549	$ 100,785	$ 91,534

Earnings per share
Basic	$2.88	$1.74	$7.05	$6.49
Diluted	$2.84	$1.70	$6.93	$6.35

Weighted average shares outstanding
Basic	14,333	14,141	14,302	14,107
Diluted	14,538	14,412	14,539	14,407

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data
(Dollars in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31		December 31,
	2005	2004	2005	2004

Revenue	$507,770	$349,278	$1,347,646	$1,174,635
Gross margin	126,937	82,346	340,123	299,021
General and administrative expense	27,312	18,765	80,657	64,954
Selling expense	27,553	21,220	83,931	74,428
Operating income	72,072	42,361	175,535	159,639
Interest expense	5,435	1,785	14,108	8,342
Income before income taxes	66,637	40,576	161,427	151,297
Income taxes	25,322	16,027	60,642	59,763
Net income	$ 41,315	$ 24,549	$ 100,785	$ 91,534

Additional Information:
Housing revenue*	$488,760	$347,135	$1,276,803	$1,149,227
Land revenue*	$ 16,328	$ 6,441	$ 43,326	$ 14,884
Financial services revenue	$ 8,343	$ 6,587	$ 28,635	$ 32,909
Eliminations/other - net*	$ (5,661)	$(10,885)	$ (1,118)	$ (22,385)

Financial services pre-tax income	$ 5,175	$ 3,600	$ 18,050	$ 21,632

Average Closing Price	$ 302	$ 289	$ 298	$ 268

EBITDA	$ 75,791	$ 44,571	$ 186,158	$ 165,681
Interest incurred	$ 8,587	$ 3,075	$ 26,316	$ 14,758
Interest amortized to cost of sales	$ 2,832	$ 1,923	$ 8,264	$ 5,221
Depreciation and amortization	$ 1,441	$ 664	$ 4,498	$ 2,448

Cash used in operating activities			$ (92,639) )	$ (77,688) )
Cash used in investing activities			$ (64,124)	$ (20,604) )
Cash from financing activities			$ 179,497	$ 98,100

Units:
New contracts	901	922	4,314	4,333
Homes delivered	1,616	1,200	4,291	4,303

	December 31,
	2005	2004
Backlog:
Units	2,807	2,688
Aggregate sales value (millions)	$954	$800
Average sales price in backlog	$340	$298

*2004 amounts contain changes to segment information to conform to the 2005 presentation. These segment changes had no overall impact on consolidated financial results.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data
(Dollars in thousands, except per share amounts)

	December 31,
	2005	2004
Balance Sheet and Operating Data:
Unrestricted cash	$ 25,085	$ 2,351

Homebuilding inventory:
Lots, land and land development costs	$ 754,530	$553,237
Houses under construction	294,363	226,789
Land purchase deposits	14,058	7,119
Other	13,181	11,341
Total homebuilding inventory	$1,076,132	$798,486

Total assets	$1,329,678	$978,526
Homebuilding debt	$ 465,565	$287,370
Shareholders’ equity	$ 592,568	$487,611
Book value per share	$ 41.36	$ 34.37
Homebuilding debt/capital ratio	44%	37%